Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

UCI Medical Affiliates, Inc.

at

$6.50 Net Per Share

by

BlueChoice HealthPlan of South Carolina, Inc.

a wholly owned subsidiary of

Blue Cross and Blue Shield of South Carolina

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY

TIME, ON THURSDAY, APRIL 28, 2011, UNLESS THE OFFER IS

EXTENDED OR EARLIER TERMINATED.

BlueChoice HealthPlan of South Carolina, Inc., a corporation organized under the laws of South Carolina (the “Purchaser”), which is a wholly owned subsidiary of Blue Cross and Blue Shield of South Carolina, a mutual insurance company organized under the laws of South Carolina and an independent licensee of the Blue Cross and Blue Shield Association (“Parent”), is offering to purchase (the “Offer”) all issued and outstanding shares of common stock, par value $0.05 per share (the “Shares”), of UCI Medical Affiliates, Inc., a Delaware corporation (the “Company”), that are not already owned by Parent and its subsidiaries (collectively, but excluding the Company, the “Purchaser Group”) at a price of $6.50 per Share, net to the seller in cash, without interest and less any required withholding taxes, and on the other terms and subject to the conditions specified in this Offer to Purchase and in the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is conditioned upon, among other things, satisfaction of a non-waivable condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares, excluding Shares beneficially owned by (a) the Purchaser Group, (b) the respective officers and directors of the Purchaser and the Purchaser Group and (c) the officers and directors of the Company (other than those who are officers or directors of Purchaser Group) (the “Majority of the Minority Condition”). The Offer is also subject to the condition, which, to the extent permitted by law, may be waived by the Purchaser in its sole discretion, that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by the Purchaser Group, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer (the “90% Condition”). There is no financing condition to the Offer. Other conditions to the Offer are described under “The Offer — Section 12 — Conditions of the Offer.”

We believe that as of March 23, 2011 there were 9,942,105 Shares outstanding. The Purchaser Group currently beneficially owns 6,726,019 Shares, representing approximately 67.65% of the outstanding Shares. The respective officers and directors of each of the Purchaser, the Purchaser Group and the Company beneficially own 329,843 Shares representing approximately 3.32% of the outstanding Shares. Based on the foregoing, we believe that there were 2,886,243 Shares that were not beneficially owned by the Purchaser Group and the respective officers and directors of each of the Purchaser, the Purchaser Group and the Company (the “Minority Shares”). To satisfy the Majority of the Minority Condition, approximately 1,443,122 Minority Shares must be tendered in the Offer, and to satisfy the 90% Condition, at least 2,221,876 Shares, representing approximately 22.35% of the outstanding Shares, must be tendered in the Offer.

In connection with the Offer, Parent has entered into a share tender agreement (the “Share Tender Agreement”) with Bandera Partners LLC, Bandera Master Fund L.P., Gregory Bylinsky, Jefferson Gramm and Andrew Sphiz (collectively, together with any other affiliates of such entities or persons that become subject to the Share Tender Agreement, the “Bandera Group”), who collectively beneficially own 1,358,868 Shares representing approximately 13.67% of the outstanding Shares, under which the Bandera Group has agreed to tender, and not withdraw, all of the Shares owned by it in the Offer in exchange for the same price per Share being offered to other Company stockholders in the Offer.

The Shares that the Bandera Group owns count toward the satisfaction of both conditions. Therefore, to satisfy the Majority of the Minority Condition, 84,254 Minority Shares must be tendered (other than the Shares beneficially owned by the Bandera Group), and 863,008 Shares, representing approximately 8.68% of the outstanding Shares, must be tendered to satisfy the 90% Condition (other than the Shares beneficially owned by the Bandera Group).

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of this transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense. This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before making a decision with respect to the Offer.

The date of this Offer to Purchase is March 31, 2011.

IMPORTANT

This Offer to Purchase and the Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

If you desire to tender all or any portion of your Shares in the Offer, this is what you must do:

•

If you are a record holder of Shares (i.e., a stock certificate has been issued to you), you must complete and sign the accompanying Letter of Transmittal and send it with your stock certificate to Continental Stock Transfer & Trust Company, the Depositary for the Offer. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer — Section 3 — Procedure for Tendering Shares.”

•

If you are a record holder of Shares but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the accompanying Notice of Guaranteed Delivery. Please call Okapi Partners LLC, the Information Agent for the Offer, at (855) 208-8901, for assistance. See “The Offer — Section 3 — Procedure for Tendering Shares” for further details.

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

Questions and requests for assistance should be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained for free from the Information Agent or from your broker, dealer, commercial bank, trust company or other nominee. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

The Information Agent for the Offer is:

437 Madison Avenue, 28th Floor

New York, New York 10022

Stockholders may call toll free (855) 208-8901

Banks and Brokers may call collect (212) 297-0720

Email: info@okapipartners.com

Available Information. UCI Medical Affiliates, Inc. is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning UCI Medical Affiliates, Inc.’s directors and officers, their remuneration, incentive awards granted to them, the principal holders of UCI Medical Affiliates, Inc.’s securities and any material interests of such persons in transactions with UCI Medical Affiliates, Inc. is required to be disclosed in proxy statements distributed to UCI Medical Affiliates, Inc.’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website at

www.sec.gov that contains reports, proxy statements and other information relating to UCI Medical Affiliates, Inc. that have been filed via the EDGAR system.

None of Parent, the Purchaser, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning UCI Medical Affiliates, Inc. provided by UCI Medical Affiliates, Inc. or contained in the periodic reports, documents and records referred to herein or for any failure by UCI Medical Affiliates, Inc. to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.

Cautionary Note Regarding Forward-Looking Statements

This Offer to Purchase contains, in addition to historical information, certain forward-looking statements. All statements included in this Offer to Purchase concerning activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements, including the risk that all conditions to the Offer are not satisfied. Additional information on these risks, uncertainties and factors is included in the documents filed by the Company with the Securities and Exchange Commission; provided that any reference in such filings to the Private Securities Litigation Reform Act of 1995 shall not apply to this Offer to Purchase.

SUMMARY TERM SHEET

This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet.

Securities Sought	All issued and outstanding shares of common stock, par value $0.05 per share (the “Shares”), of UCI Medical Affiliates, Inc., a Delaware corporation.

Price Offered Per Share	$6.50 in cash, net to seller in cash, without interest thereon and less any applicable withholding taxes.

Scheduled Expiration of Offer	5:00 pm, New York City time, on Thursday, April 28, 2011, unless the Offer is extended. See “The Offer — Section 1 — Terms of the Offer.”

Purchaser	BlueChoice HealthPlan of South Carolina, Inc., a South Carolina corporation and a wholly owned subsidiary of Blue Cross and Blue Shield of South Carolina, a mutual insurance company organized under the laws of South Carolina.

Who is offering to buy your securities?

Our name is BlueChoice HealthPlan of South Carolina, Inc. (referred to in this Offer to Purchase as “we,” “us,” “our”, “Purchaser” or “BlueChoice”). We are a South Carolina corporation and are a wholly owned subsidiary of Blue Cross and Blue Shield of South Carolina, a mutual insurance company organized under the laws of South Carolina (“Parent”). Parent, through its subsidiaries (collectively, but excluding the Company, the “Purchaser Group”), collectively owns 6,726,019 Shares, representing approximately 67.65% of the outstanding Shares. See “The Offer — Section 9 — Certain Information Concerning the Purchaser and Parent.”

What securities are we offering to purchase?

We are offering to purchase all of the outstanding Shares of the Company not owned by the Purchaser Group. See “Introduction.”

How much are we offering to pay for your securities and what is the form of payment?

We are offering to pay $6.50 per Share, net to the seller in cash, without interest and less applicable withholding taxes. If you are the record holder of Shares (i.e., a stock certificate has been issued to you) and you directly tender your Shares by returning the completed Letter of Transmittal and your Share certificate to the Depositary, you will not have to pay brokerage fees or similar expenses. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things:

•

there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares, excluding Shares owned by us and our affiliates, including (a) the Purchaser Group and (b) the respective officers and directors of each of the Purchaser, the Purchaser Group and the Company; we refer to these Shares as “minority shares” and to this condition as the “majority of the minority condition”; and

•

there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by us and the Purchaser Group, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer; we refer to this condition as the “90% condition.”

The Offer is not subject to any financing condition. The majority of the minority condition is not waivable. Each other condition, including the 90% condition, may, to the extent permitted by applicable law, be waived by us in our sole discretion. More information concerning these and any other conditions to the Offer are described under “The Offer — Section 12 — Conditions of the Offer.”

To satisfy the majority of the minority condition, approximately 1,443,122 minority shares must be tendered in the Offer, and to satisfy the 90% condition, at least 2,221,876 Shares, representing approximately 22.35% of the outstanding Shares, must be tendered in the Offer. Pursuant to the Share Tender Agreement, the Bandera Group and its affiliates have agreed to tender all of the 1,358,868 Shares owned by it, or approximately 13.67% of the outstanding Shares, which reduces the number of Shares we need to acquire to satisfy the majority of the minority condition and the 90% condition. See “Introduction” for additional details.

Do we have interests in the Offer that are different from your interests as a stockholder of the Company?

Yes. Our interests and our affiliates’ interests in the Offer (and any subsequent merger) are different from those of stockholders being asked to tender their Shares. In particular, our financial interests with regard to the price to be paid in the Offer (and any subsequent merger) are adverse to the interests of stockholders being asked to sell their Shares. Also, if you sell Shares in the Offer or your Shares are converted to cash in any subsequent merger, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, we will benefit from any future increase in the value of the Company, as well as bear the burden and risks of any future decrease in the value of the Company. See “Special Factors — Section 2 — Purpose of and Reasons for the Offer” and “Special Factors — Section 8 — Interests of Certain Persons in the Offer.”

What is the market value of your Shares as of a recent date?

On March 14, 2011, the last full day of trading before our public filing of the amended Schedule 13D indicating our intent to acquire all the Shares of the Company, the last bid price of the Shares quoted on the OTCQB was $2.70 per Share. Our offer price of $6.50 in cash represents approximately a two hundred forty-one percent (241%) premium to the last bid price for the Shares on March 14, 2011.

You should obtain a recent quotation for your Shares prior to deciding whether or not to tender. The Company’s common stock is thinly traded and the Share price can be subject to wide fluctuations.

See “The Offer — Section 6 — Price Range of Shares; Dividends; Offer Price Premium” for additional information, including two full years of quarterly intraday high and low bid prices per Share on the pink sheets and OTCQB, as reported in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010, filed with the Securities and Exchange Commission on December 28, 2010, and as quoted in published financial sources for bid prices subsequent to September 30, 2010.

Do we have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $21.2 million to purchase all Shares validly tendered in the Offer, to pay related fees and expenses and to pay the consideration for the acquisition of all the Shares that are not tendered in the Offer, and to satisfy equity awards required to be paid out in connection with the Offer as applicable or the second step merger, if any. Parent, or another of its subsidiaries, will provide all of such funds from cash on hand. The Offer is not subject to a financing condition.

Is our financial condition relevant to any decisions to tender any Shares in the Offer?

No. We do not think our financial condition is relevant to your decision of whether to tender Shares and accept the Offer because: (i) the purchase price is payable solely in cash, (ii) we will have sufficient funds to purchase all Shares validly tendered and not withdrawn in the Offer and to provide funding for the acquisition of all Shares that are not tendered in the Offer, which is expected to occur following the successful completion of the Offer and (iii) consummation of the Offer is not subject to any financing condition. See “The Offer — Section 10 — Source and Amount of Funds.”

Is this the first step in a going-private transaction?

No. The Company has fewer than 300 stockholders. The transactions contemplated herein are not considered a going-private transaction because they will not cause the Shares to be delisted from a national securities exchange or no longer authorized to be quoted in an inter-dealer quotation system of a registered national securities association and because they will not cause the number of stockholders to fall below 300. The Shares have not been listed since October 19, 2008, and the number of stockholders owning Shares as of March 17, 2011, prior to the date of this Offer, was 247, based on information received from the Company.

Have we held discussions with the Company and what does the Company think of the Offer?

No. Neither we nor our agents have held discussions with the Company’s board of directors about the Offer. We are making an Offer directly to the stockholders of the Company to purchase their Shares for $6.50 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes. The Company will have an opportunity to express a view regarding the Offer, and we expect that the Company’s formal response to the Offer will be made in a Solicitation / Recommendation Statement on Schedule 14D-9, which will be filed with the SEC and provided to the Company’s stockholders. See “Introduction” and “Special Factors — Section 1 — Background.”

Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?

If, following the consummation of the Offer, the Purchaser Group owns 90% or more of the outstanding Shares, the Purchaser Group intends to consummate a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer, without interest, subject to appraisal rights for those stockholders who properly perfect and exercise such rights under Delaware law.

If, upon final expiration of the Offer, the 90% condition has not been satisfied, we may, in our sole discretion, elect not to consummate the purchase or, provided the majority of the minority condition has been satisfied, waive the 90% condition and acquire the tendered Shares. If we elect not to consummate the purchase, the Purchaser Group would thereafter review its options. These options include taking no further action and making no additional purchases of Shares, purchasing Shares from time to time in the open market or in privately negotiated transactions, making a new offer, or seeking to negotiate a merger or other business combination with the Company. While we may decide otherwise in the future, if we elect to waive the 90% condition and acquire the tendered Shares, we may thereafter seek to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer, provided that (i) the Purchaser Group has not otherwise acquired at least 90% of the outstanding Shares (in which case the Purchaser Group would consummate a short-form merger) and (ii) the Company agrees to enter into such a merger agreement with us containing terms and conditions reasonably acceptable to both the Company and us. Except with respect to any such merger transaction, no assurance can be given as to whether we would seek to acquire additional Shares or as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares. See “Special Factors — Section 3 — Effects of the Offer” and “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; OTCQB Quotations; Registration under the Exchange Act; Margin Regulations.”

If you decide not to tender, how will the Offer affect your Shares?

Our purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. See “Special Factors — Section 3 — Effects of the Offer” and “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; OTCQB Quotations; Registration under the Exchange Act; Margin Regulations.”

If the Offer is consummated and the 90% condition is satisfied through the tender of at least 2,221,876 Shares, representing approximately 22.35% of the outstanding Shares, the Purchaser Group intends to consummate a short-form merger in which stockholders not tendering in the Offer will receive in the short-form merger the same per Share consideration paid to tendering stockholders in the Offer, subject to the appraisal rights of any stockholders who properly perfect and exercise such rights under Delaware law. If, upon final expiration of the Offer, the 90% condition has not been satisfied, we will either, in our sole discretion, elect not to consummate the Offer or, provided the majority of the minority condition has been satisfied through the tender of approximately 1,443,122 minority shares, waive the 90% condition and acquire the tendered Shares. Pursuant to the Share Tender Agreement, the Bandera Group’s Shares will count toward satisfying both of these conditions. See “Introduction” for additional details.

If we elect not to consummate the purchase, the Purchaser Group would thereafter review its options with respect to the Company. For a discussion of these options, see “Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?” above in this Summary and “Special Factors — Section 3 — Effects of the Offer” and “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; OTCQB Quotations; Registration under the Exchange Act; Margin Regulations.”

How long do you have to decide whether to tender in the Offer?

You have until the expiration of the Offer to tender. The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on Thursday, April 28, 2011, although it may be extended from time to time, in which case we will make a public announcement.

We may elect to provide a “subsequent offering period.” A subsequent offering period, if provided, will be an additional period of time, beginning after we have purchased Shares tendered in the Offer, during which stockholders may tender their Shares and receive the Offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1 — Terms of the Offer.”

Can the Offer be extended and how will you be notified if the Offer is extended?

We may, in our sole discretion, extend the Offer at any time or from time to time for any reason, subject to applicable laws. If we decide to extend the Offer, we will inform Continental Stock Transfer & Trust Company, the depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered until the end of the extension period. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. See “The Offer — Section 1 — Terms of the Offer.”

In addition, after the expiration of the Offer, if all of the conditions to the Offer have been satisfied or waived (where permissible) but not all of the Shares not held by us or our affiliates have been tendered, we may, but are not obligated to, give stockholders a further opportunity to tender at the same price in a subsequent offering period. See “The Offer — Section 1 — Terms of the Offer.”

How do you tender your Shares?

If you wish to accept the Offer, this is what you must do:

•

If you are a record holder of Shares (i.e., a stock certificate has been issued to you), you must complete and sign the accompanying Letter of Transmittal and send it with your stock certificate to Continental Stock Transfer & Trust Company, the depositary for the Offer. These materials must reach Continental Stock Transfer & Trust Company prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in “The Offer — Section 3 — Procedure for Tendering Shares.”

•

If you are a record holder of Shares but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using the accompanying Notice of Guaranteed Delivery. Please call Okapi Partners LLC, the Information Agent for the Offer, at Toll Free: (855) 208-8901 for assistance. See “The Offer — Section 3 — Procedure for Tendering Shares.”

•

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered. See “The Offer — Section 3 — Procedure for Tendering Shares.”

Until what time can you withdraw tendered Shares?

You may withdraw your previously tendered Shares at any time until the Offer has expired and, if we have not accepted your Shares for payment by May 30, 2011, you may withdraw them at any time after that date up until the time we accept Shares for payment. This right to withdraw will not apply to Shares tendered in any subsequent offering period, if one is provided. See “The Offer — Section 4 — Withdrawal Rights.”

How do you withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal, which includes all required information, to Continental Stock Transfer & Trust Company, the depositary for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Offer — Section 4 — Withdrawal Rights.”

When and how will you be paid for your tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for all Shares validly tendered and not withdrawn promptly after the expiration of the Offer. However, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals. See “The Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

We will pay for your Shares by depositing the purchase price with Continental Stock Transfer & Trust Company, the depositary for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the depositary of such Shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See “The Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

Are appraisal rights available in either the Offer or any subsequent merger?

Appraisal rights are not available in connection with the Offer. However, if, following the completion of the Offer a merger is consummated, appraisal rights will be available to holders of Shares who did not tender their Shares in the Offer and, at the time of the merger, have not voted in favor of the merger, and who demand appraisal of their Shares and otherwise comply with the applicable statutory procedures under Delaware law. See “Special Factors — Section 5 — Dissenters’ Appraisal Rights.”

What are the U.S. federal income tax consequences of participating in the Offer?

In general, your receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances. See “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”

Whom can you talk to if you have questions about the Offer?

You can call Okapi Partners LLC, the Information Agent for the Offer, at (855) 208-8901. Banks and brokers may call collect at (212) 297-0720. See the back cover of this Offer to Purchase for additional contact information.

TO THE STOCKHOLDERS OF UCI MEDICAL AFFILIATES, INC.:

INTRODUCTION

BlueChoice HealthPlan of South Carolina, Inc. (the “Purchaser” or “BlueChoice” referred to in this Offer to Purchase as “we,” “us,” “our,” etc.), a Delaware corporation and wholly owned subsidiary of Blue Cross and Blue Shield of South Carolina, a mutual insurance company organized under the laws of South Carolina (“Parent”), is offering to purchase all outstanding shares of common stock, par value $0.05 per share (the “Shares”), of UCI Medical Affiliates, Inc., a Delaware corporation (the “Company”), not owned by Parent and its subsidiaries (collectively, but excluding the Company, the “Purchaser Group”) for $6.50 per Share (the “Offer Price”), net to the seller in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to Continental Stock Transfer & Trust Company, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and of Okapi Partners LLC, the information agent for the Offer (the “Information Agent”) incurred in connection with the Offer. See “The Offer — Section 14 — Fees and Expenses.”

The Offer is conditioned upon, among other things, satisfaction of a non-waivable condition that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least a majority of the aggregate number of outstanding Shares, excluding Shares beneficially owned by (a) the Purchaser Group, and (b) the respective officers and directors of each of the Purchaser, the Purchaser Group and the Company (the “Majority of the Minority Condition”). The Offer is also subject to the condition, which, to the extent permitted by law, may be waived by the Purchaser in its sole discretion, that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when added to the number of Shares already owned by the Purchaser Group, represents at least 90% of the Shares outstanding immediately prior to the expiration of the Offer (the “90% Condition”). There is no financing condition to the Offer. Other conditions to the Offer are described under “The Offer — Section 12 — Conditions of the Offer.”

According to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 (the “Company Form 10-Q”), filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2011, 9,934,072 Shares were outstanding as of December 31, 2010. Additionally, according to Form 4s filed with the SEC on March 23, 2011, 4,965 and 3,068 Shares were issued to the Company’s chief executive officer and chief financial officer, respectively, on February 14, 2011. Thus, as of March 23, 2011, we believe there were 9,942,105 Shares outstanding. Based on information contained in the Company’s SEC filings and information provided to us by the Company, we believe, as set forth in Schedule B, that (a) the Purchaser Group beneficially owns 6,726,019 Shares, or approximately 67.65% of the outstanding Shares and (b) the respective officers and directors of each of the Purchaser, the Purchaser Group and the Company beneficially own an aggregate of 329,843 Shares, or approximately 3.32% of the outstanding Shares.

Based on the foregoing, we believe that, as of March 23, 2011, there were 2,886,243 Shares that were not beneficially owned by the Purchaser Group and the respective officers and directors of each of the Purchaser, the Purchaser Group and the Company (the “Minority Shares”). Accordingly, we believe that (a) the Majority of the Minority Condition would be satisfied if approximately 1,443,122 Minority Shares are validly tendered and not withdrawn prior to the expiration of the Offer and (b) the 90% Condition would be satisfied if at least 2,221,876 Shares, or approximately 22.35% of the outstanding Shares, were validly tendered and not withdrawn prior to the expiration of the Offer. These estimates are based principally on publicly available information, on a stockholder list obtained from the Company and on assumptions that may change by the time of the expiration of the Offer. We have not verified this share capitalization information with the Company and the actual number of Shares necessary to satisfy the Majority of the Minority Condition and the 90% Condition may be different. For purposes of calculating the Majority of the Minority Condition, Shares held by the Company in treasury or by any subsidiary of the Company are not considered to be outstanding.

In connection with the Offer, Parent has entered into a share tender agreement (the “Share Tender Agreement”) with Bandera Partners LLC, Bandera Master Fund L.P., Gregory Bylinsky, Jefferson Gramm and Andrew Sphiz (collectively, together with any other affiliates of such entities or persons that become subject to the Share Tender Agreement, the “Bandera Group”), who collectively beneficially own 1,358,868 Shares, or approximately 13.67% of the outstanding Shares, under which the Bandera Group has agreed to tender, and not withdraw, all of the Shares owned by it in the Offer in exchange for the same Offer Price being offered to other stockholders of the Company in the Offer. The Shares owned by the Bandera Group will be counted toward the satisfaction of the Majority of the Minority Condition and 90% Condition because the Bandera Group is not an affiliate of the Purchaser Group. Therefore, to satisfy the Majority of the Minority Condition, 84,254 Minority Shares must be tendered (other than Shares beneficially owned by the Bandera Group), and 863,008 Shares, representing approximately 8.68% of the outstanding Shares, must be tendered to satisfy the 90% Condition (other than Shares beneficially owned by the Bandera Group).

The purpose of the Offer is to acquire as many of the publicly held Shares as possible as a first step in acquiring the entire equity interest in the Company. If, following consummation of the Offer, we and the Purchaser Group own, directly or indirectly, at least 90% of the outstanding Shares, then, as soon as reasonably practicable thereafter, the Purchaser Group, including the Purchaser, intends to contribute all of its Shares to Medical Benefit Solutions, Inc., a Delaware corporation and a subsidiary of the Purchaser (the “Merger Subsidiary”) and cause the Merger Subsidiary and the Company to consummate, unless it is not lawful to do so, a “short-form” merger under Delaware law in which all Shares held by stockholders other than us would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware law). See “Special Factors — Section 3 — Effects of the Offer.”

If, upon final expiration of the Offer, the 90% Condition has not been satisfied, we will either, in our sole discretion, elect not to consummate the Offer or, provided the Majority of the Minority Condition has been satisfied, waive the 90% Condition and acquire the tendered Shares. In either case, the Purchaser Group would thereafter review its options. These options include taking no further action and purchasing no additional Shares, purchasing Shares from time to time in the open market or in privately negotiated transactions, making a new offer, or seeking to negotiate a merger or other business combination with the Company. While we may decide otherwise in the future, if we elect to waive the 90% Condition and acquire the tendered Shares, we may thereafter seek to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) the Purchaser Group has not otherwise acquired at least 90% of the outstanding Shares (in which case the Purchaser Group would consummate a short-form merger) and (ii) the Company agrees to enter into a merger agreement with us containing such terms and conditions reasonably acceptable to both the Company and us. Except with respect to any such merger transaction, no assurance can be given as to whether we would seek to acquire additional Shares or as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares. See “Special Factors — Section 3 — Effects of the Offer.”

We expect that the Company’s formal response to the Offer will be made in a Solicitation / Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the SEC and provided to the Company’s stockholders.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, the Company’s stockholders. Any such solicitation will be made only pursuant to a separate proxy solicitation and/or consent solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Offer to Purchase and the related Letter of Transmittal contain important information and you should carefully read both in their entirety before you make a decision with respect to the Offer.

SPECIAL FACTORS

1.	Background

Parent’s Acquisition of a Controlling Interest in the Company.

Purchaser Group was approached by the chief executive officer of the Company in late 1993 to provide capital for the Company to expand in the state of South Carolina. In return for Shares of the Company, Purchaser Group would provide capital for the Company to purchase existing physician practices and/or to purchase real estate on which to build freestanding medical centers. Parent made the determination that Purchaser would purchase the Shares. Based on this arrangement, BlueChoice made seven Share acquisitions from December 10, 1993 through March 1, 1996. These Shares were acquired directly from the Company. The details of these seven transactions are as follows:

Acquisition Date	Number of Shares of the Company	Per Share Price
December 7, 1993	1,666,667*	$0.30
June 8, 1994	1,666,667*	$0.60
January 16, 1995	470,588	$2.125
May 24, 1995	117,647	$2.125
November 3, 1995	218,180	$2.75
December 15, 1995	218,180	$2.75
March 1, 1996	109,091	$2.75

*	In September 1994, the Company had a 1-for-5 reverse stock split.

Purchaser Group understands the Company used the capital it received from the sales of Shares to purchase existing physician practices and/or to purchase real estate on which to build freestanding medical centers. The freestanding medical centers provided additional provider capacity for Purchaser Group’s members in South Carolina. In addition to the Shares purchased directly from the Company on July 1, 1994, BlueChoice also purchased 1,030,450 Shares directly from another stockholder, Gerald Fishman, for $0.575 per Share. The 1-for-5 reverse stock split occurred after this purchase from Fishman, and as a result, the 4,363,784 Shares owned by BlueChoice were split to result in BlueChoice owning 872,756 Shares of the Company in September 1994.

Companion Property and Casualty Insurance Company (“CP&C”), also a wholly owned subsidiary of Parent, similarly acquired Company Shares directly from the Company. On June 5, 1996, CP&C acquired 218,181 Shares for $2.75 per Share. On June 23, 1997, CP&C acquired an additional 400,000 Shares for $1.50 per Share. Again, Purchaser understands that the capital provided by CP&C was used by the Company to purchase existing physician practices and/or to purchase real estate to build freestanding medical centers.

On May 3, 2002, the Company filed for protection of the bankruptcy courts and subsequently reorganized. As a result of its financial condition at the time of the bankruptcy filing, the Company failed to hold regular stockholder meetings and all six members of the board were up for reelection in June 2004. At this time, members of Purchaser Group were selecting physicians at the Company’s facilities as their primary care physicians, and Parent believed the Company’s urgent care model was beneficial to all members of the Purchaser Group.

As a result, the Purchaser Group entered into negotiations with other large stockholders, namely Mainstreet Healthcare Corporation, Westbury (Bermuda) Ltd. and Huizenga Investments Limited Partnership, regarding the acquisition or sale of blocks of the Company stock. As a result of those negotiations, BlueChoice entered into Stock Purchase Agreements with all three parties listed above, whereby BlueChoice acquired (i) 2,020,387 Shares on May 5, 2003 for a price of $0.40 per Share and (ii) 2,081,009 Shares on April 30, 2004 for a price of $0.50 per Share.

As of April 30, 2004, Purchaser Group owned 6,726,019, or approximately 67%, of the Company’s outstanding Shares. No purchases or sales have been made by any member of the Purchaser Group since April 30, 2004.

Determination to Make an Offer to Stockholders to Purchase All Outstanding Shares.

As part of its regular review of the Purchaser Group’s business, Parent’s senior management reviews Parent’s long-term strategic goals on an ongoing basis, including establishing and monitoring strategic imperatives and assessing the impact of general economic and industry developments, including proposed legislation and regulatory changes. As part of this process, Parent’s senior management regularly considers potential opportunities for business combinations, acquisitions, financings, dispositions, joint ventures, strategic partnerships, internal restructurings and other strategic alternatives.

In late 2009, the United States Senate and House of Representatives proposed legislation overhauling the health care market. In March 2010, the Patient Protection and Accountable Care Act (“PPACA”) was passed into law. As a result of PPACA, Purchaser Group believes an additional 300,000 to 500,000 individuals will be added to the South Carolina Medicaid program by the year 2014. Purchaser Group is growing its Medicaid membership and believes there may be a shortage of primary care and urgent care physicians in South Carolina. PPACA also advocates the need for alternative forms of health care delivery such as patient-centered medical homes and accountable care organizations. Primary care physicians will be a critical component of these new care models. Purchaser Group believes that the Company’s current footprint in South Carolina will need to be expanded to meet the demand of new Medicaid members. Purchaser Group believes that the Company is in a strong position to lower health care costs in South Carolina through its urgent care and primary care model.

Purchaser Group has concluded that 100% ownership of the Company would allow the Purchaser Group to deliver care to its members more efficiently and at less cost. In Parent’s opinion, there would be a number of benefits to the Purchaser Group and to the Company that would follow from the Company becoming 100% owned by Parent. See “Special Factors — Section 2 — Purpose of and Reasons for the Offer.”

In April 2008, representatives from the Bandera Group initially contacted Parent to introduce their company as a minority stockholder of the Company. They met with Parent to propose a transaction regarding the Shares, but the parties did not agree on any terms.

In February 2009, the Bandera Group again contacted Parent to propose a discussion related to the Shares. Because of an ongoing investigation regarding the Company’s Chief Financial Officer, Jerry Wells, Parent believed that a discussion related to a transaction was premature. On February 26, 2009, Parent responded to the Bandera Group to that effect. No further discussion occurred at that time.

In March 2010, Parent began exploring the possible acquisition of the outstanding Shares of the Company not owned by the Purchaser Group. Parent’s management held a series of discussions with its advisors regarding different approaches to a potential acquisition of the Company. After these internal discussions, Parent contacted the Bandera Group and entered into a Confidentiality Agreement with the Bandera Group on April 21, 2010. The parties immediately began discussing a potential transaction, but the negotiations stalled because Parent was waiting on the Company to bring its periodic filings with the SEC current. Additionally, Parent simultaneously was addressing potential issues regarding any effect the transaction could have on several of Parent’s subsidiaries, which act as Medicare intermediaries.

Since 2004, no member of Purchaser Group had any contact with the Company regarding Purchaser Group’s interest in acquiring the entire Company. On December 28 and 29, 2010, officers of Purchaser Group met with senior management of the Company to propose conducting an audit of UCI’s internal costing system. Purchaser Group proposed a confidentiality agreement with the Company to perform such audit work, but the Company elected not to enter into such agreement. Counsel for Parent and the Company then began negotiations regarding a confidentiality agreement for a potential transaction involving a potential acquisition of the Company. Those negotiations stalled over the terms in the confidentiality agreement, so Purchaser Group and the Company never entered into any agreements and had no material discussions related to the Company’s business. Parent’s management ultimately concluded a tender offer directly to the Company’s stockholders for the Shares followed by a short-form merger would be preferable to other potential structures, such as a merger transaction negotiated with the Company followed by a stockholder vote. See “Special Factors — Section 2 — Purpose of and Reasons for the Offer.”

Parent re-engaged the Bandera Group on February 14, 2011, and once again began discussing a transaction in the Shares of the Company. On February 23, 2011, Parent’s Board of Directors authorized Parent’s management to continue to explore a potential transaction. Both the Bandera Group and Parent indicated an interest in buying the Shares of the other party, but Parent indicated it did not intend to sell its Shares. Throughout February and into the first two weeks of March, Parent and the Bandera Group had periodic discussions related to a possible sale price but were unable to agree on terms until March 14, 2011, when Parent and the Bandera Group executed the Share Tender Agreement.

Share Tender Agreement. Under the Share Tender Agreement, the Bandera Group has agreed to tender, and not withdraw, all of the Shares beneficially owned by it, or approximately 13.67% of the Company’s Shares, in the Offer in exchange for $6.50 per Share, which constitutes the same Offer Price per Share being offered to other stockholders of the Company in the Offer. If the Bandera Group acquires any Shares after tendering its then-owned Shares, the Bandera Group has agreed to irrevocably tender such acquired Shares on the date of acquisition. If any affiliate of the Bandera Group acquires Shares following the date of the Share Tender Agreement, then the Bandera Group must cause such affiliate to enter into a counterpart of the Share Tender Agreement, at which time such affiliate will become subject to all of the obligations set forth in the Share Tender Agreement in respect of its acquired Shares, including the obligation to irrevocably tender such Shares. The Bandera Group has further agreed not to sell, transfer or otherwise dispose of any Shares following the date of the Share Tender Agreement and until the termination of the Share Tender Agreement in accordance with its terms. Pursuant to the Share Tender Agreement, Parent has the ability to condition the consummation of the Offer and the acceptance of the Shares tendered by the Bandera Group on, along with other customary conditions, the satisfaction of the Majority of the Minority Condition and of the 90% Condition.

2.	Purpose of and Reasons for the Offer.

Purpose of and Reasons for the Offer. The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in the Company that the Purchaser Group does not already own. In our view, 100% ownership of the Company would allow us to improve operational efficiency, while at the same time delivering care to Purchaser Group’s insured members with greater efficiency and at less cost. We also expect there to be modest operating synergies that would result from such a combination.

In our opinion, there would be a number of benefits to the Purchaser Group and to the Company that would follow from the Company becoming 100% owned by Parent. Based on the factors listed below, Parent has concluded that there is no compelling reason for the Company to remain a publicly traded company, while at the same time the disadvantages of the Company remaining a public company have become more significant and potentially more difficult for the Company to comply with. These factors include the following:

•

By ceasing to be a public company, the Company will benefit from the elimination of the additional burdens on its management, as well as the expense associated with being a public company, including the burdens of preparing periodic reports under federal securities laws and the costs of maintaining investor relations staff and resources. We estimate that, after ceasing to be a public reporting company, the Company may save up to $1,000,000 per year in costs associated with such reporting obligations alone.

•

As a privately-held company, the Company will have greater flexibility to operate with a view to the long-term without focusing on short-term operating earnings and its associated implications to public stockholders.

•

If the Company becomes a wholly owned subsidiary of Parent, it will have greater access to Parent’s financial and other resources. This will make it easier for the Company to obtain the funding it requires for its operations and future growth.

•

Greater access to Parent’s resources would enhance the ability of the Company to take advantage of growth opportunities when they arise. Given the increasing importance of scale in the industry, we believe that the enhanced ability of the Company to pursue opportunities for growth that would result from being a wholly owned member of the Purchaser Group would put the Company in a stronger position going forward than it is in currently.

•

If the Company becomes a wholly owned subsidiary of Parent, the companies together will be able to realize cost savings and improve operational efficiencies by eliminating duplication, reducing complexity and increasing scale. The companies together will be able to more effectively pursue opportunities as they arise, particularly in the evolving and ever-changing health care environment.

•

As a privately-held company, the Company will no longer have the competitive disadvantage of being obligated to publicly disclose its business strategies and, in consideration of the difficult current economic environment, will be better and more efficiently positioned to take advantage of opportunities for future growth.

Purchaser Group does not wish to sell any of its interest in the Company because Purchaser Group believes that the Company’s operations and business represent an important component of the overall operations and competitive position of Parent and its affiliates and that the Company is an important element of Parent’s long-term strategic plan. For that reason, Purchaser Group does not view a sale as a viable alternative to its proposed acquisition of the remaining Shares it does not already own.

In structuring the transaction as a tender offer followed by a merger, we considered, among other things, the following:

•

No separate approval of the Company’s board of directors is required for the Offer, as the Offer is made directly to the Company’s stockholders. The direct tender offer would also avoid the expenses and challenges, along with potential delays, of the Company forming a special committee of independent directors.

•	A direct tender offer to the Company’s stockholders allows the decision regarding the proposed transaction to be made by the Company’s stockholders, who have an economic interest in the decision.

•

A tender offer would permit us to acquire the outstanding Shares that are not already owned by Purchaser Group on an expeditious basis and provide the Company’s stockholders with a prompt opportunity to receive a significant cash premium for their Shares.

•

The Company’s stockholders would likely receive the Offer Price sooner in a tender offer (like the Offer) commenced without seeking the prior approval of the Company’s board of directors or the special committee appointed by that board than if Purchaser Group pursued a negotiated merger transaction with the Company.

•

Following the consummation of the Offer, if the Purchaser Group owns 90% or more of the outstanding Shares, the Purchaser Group intends to consummate a merger in which all remaining public stockholders will receive the same price per Share as was paid in the Offer, without interest, subject to appraisal rights of any stockholders who properly perfect and exercise such rights under Delaware law. See “Special Factors — Section 3 — Effects of the Offer.”

•

A cash tender offer followed by a “short-form” merger is a transaction structure that is commonly used to effect an acquisition of the minority interests in a publicly traded company by a significant stockholder.

•	The Offer does not compel any stockholder to sell its Shares, and the Offer and the merger will not be effected unless the Majority of the Minority Condition is satisfied.

•

While we may decide otherwise in the future, if the Majority of the Minority Condition is satisfied and we elect to waive the 90% Condition and acquire the tendered Shares, we may thereafter seek to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) the Purchaser Group has not otherwise acquired at least 90% of the outstanding Shares of the Company (in which case the Purchaser Group would consummate a short-form merger) and (ii) the Company agrees to enter into a merger agreement with us containing such terms and conditions reasonably acceptable to both the Company and us.

•

This structure entitles stockholders who do not tender their Shares in the Offer to demand a judicial appraisal of the “fair value” of their Shares in accordance with Delaware law in connection with the follow-on merger. See “Special Factors — Section 5 — Dissenters’ Appraisal Rights.”

•

For a controlling stockholder such as Parent that is seeking to acquire Shares, whether directly or through a subsidiary such as the Purchaser, from a large number of public stockholders, open-market or privately-negotiated purchases would be less efficient, more complex and more time consuming than a tender offer.

3.	Effects of the Offer.

The purpose of the Offer is to acquire as many of the publicly held Shares as possible as a first step in acquiring the entire equity interest in the Company. If, following consummation of the Offer, we and the Purchaser Group own, directly or indirectly, at least 90% of the outstanding Shares, then, as soon as reasonably practicable thereafter, each member of the Purchaser Group, including the Purchaser, intends to contribute all of its Shares to the Merger Subsidiary and the Merger Subsidiary and the Company would then consummate, unless it is not lawful to do so, a “short-form” merger in which all Shares held by stockholders other than us would be converted into the right to receive cash equal to the same price per Share as was paid in the Offer, without interest (subject to appraisal rights for those stockholders that properly perfect and exercise such rights under Delaware law). Under Delaware law, if we or one of our affiliates own 90% or more of the outstanding Shares, such entity would be able to effect a second-step merger under Delaware law without a vote of, or prior notice to, the Company’s Board of Directors or the Company’s stockholders.

If, upon final expiration of the Offer, the 90% Condition has not been met, we will either, in our sole discretion, elect not to consummate the Offer or, provided the Majority of the Minority Condition has been met, waive the 90% Condition and acquire the tendered Shares. In either case, the Purchaser Group would thereafter review its options. Such options would include, among other things:

•	not taking any action at that time, including not purchasing any additional Shares in the open market or privately negotiated transactions;

•

purchasing Shares from time to time in the open market or privately negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could consummate a “short-form” merger under Delaware law);

•	making a new tender offer or providing for a subsequent offering period as discussed in “The Offer — Section 1 — Terms of the Offer”;

•	seeking to consummate a merger or other business combination with the Company, subject to compliance with Delaware law; and/or

•	a combination of two or more of the foregoing.

While we may decide otherwise in the future, if we elect to waive the 90% Condition and acquire the tendered Shares, we may thereafter seek to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) the Purchaser Group has not otherwise acquired at least 90% of the outstanding Shares (in which case the Purchaser Group would consummate a short-form merger) and (ii) the Company agrees to enter into a merger agreement with us containing such terms and conditions reasonably acceptable to both the Company and us. Except with respect to any such merger transaction, no assurance can be given as to whether we would seek to acquire additional Shares or as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

If a merger between the Company and us or any other member of the Purchaser Group, including Merger Subsidiary, is consummated (whether it is a short-form merger or pursuant to a merger agreement), any stockholder at the time of the merger who does not vote in favor of the merger will have the right to receive the “fair value” of their Shares, as determined by a court, by following the procedures required by Section 262 of Delaware General Corporation Law. See “Special Factors — Section 5 — Dissenters’ Appraisal Rights.”

As a result of the Offer, the Purchaser Group’s interest in the Company’s total stockholders’ equity and net earnings (loss) will increase to the extent of the number of Shares it acquires. For example, according to the Company Form 10-Q, the Company’s total stockholders’ equity at December 31, 2010 was $21,266,823 and it had net income of $619,340 for the three months then ended. Based on the Purchaser Group’s ownership of approximately 67.71% of the outstanding Shares as of December 31, 2010, the Purchaser Group’s interest in the Company’s total stockholders’ equity and net income as of December 31, 2010, was approximately $14,399,765 and $419,355, respectively. Assuming the second-step merger is consummated, the Purchaser Group’s interest in those items would increase to 100%, and the Purchaser Group would be entitled to all other benefits resulting from its 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, the Purchaser Group would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the Offer and the second-step merger are completed. Upon consummation of the second-step merger, the Company would become a privately held corporation. Accordingly, former stockholders would not have the opportunity to participate in the earnings and growth of the Company and would not have any right to vote on corporate matters. Similarly, former stockholders would not face the risk of losses generated by the Company’s operations or decline in the value of the Company. We do not expect the Offer and any second-step merger to result in any material U.S. federal income tax consequences to the Company. See “The Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”

If no merger is consummated following the closing of the Offer, the purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. The Company’s common stock is currently registered under the Exchange Act. Depending on similar factors and assuming there are no other registered securities of the Company, the Company may cease making filings with the SEC and cease to be required to comply with the SEC rules relating to public companies. See “The Offer — Section 7 — Possible Effects of the Offer on the Market for the Shares; OTCQB Quotations; Registration under the Exchange Act; Margin Regulations.”

Purchaser and Parent have yet to determine the extent to which the present board of directors and management would change to reflect complete ownership by the Purchaser Group.

4.	Conduct of the Company’s Business if the Offer Is Not Consummated.

If the Offer is not consummated, the Purchaser Group will re-evaluate its options with respect to the Company. In particular, the Purchaser Group may, among other things:

•	not take any action at that time, including not purchasing any additional Shares in the open market or privately negotiated transactions;

•	purchase Shares from time to time in the open market or privately negotiated transactions;

•	make a new tender offer;

•	seek to consummate a merger or other business combination with the Company, subject to compliance with Delaware law; and/or

•	a combination of two or more of the foregoing.

If the Purchaser Group were to pursue any of these alternatives, it might take considerably longer for the stockholders of the Company to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer.

No assurance can be given as to whether we would seek to acquire additional Shares or as to the per Share price that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

5.	Dissenters’ Appraisal Rights.

No appraisal rights are available to holders of Shares in connection with the Offer. However, if a merger is consummated (whether it is a short-form merger or pursuant to a merger agreement), appraisal rights will be available to holders of Shares at the time of the merger who demand appraisal of such holders’ Shares and who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under Delaware law. Each such dissenting holder will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the effectuation of the merger) and to receive payment of such judicially determined amount in cash, together with interest on such amount. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the per Share price paid pursuant to the Offer or the merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which is set forth in Schedule C hereto. Any stockholder who considers demanding appraisal is advised to consult legal counsel. Failure to comply with the procedures set forth in Section 262 of the Delaware General Corporation Law will result in the loss of appraisal rights.

Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if a merger is consummated.

Stockholders who tender Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid in the Offer therefor.

6.	Transactions and Arrangements Concerning the Shares.

Except as set forth on Schedule B hereto or otherwise set forth elsewhere in this Offer to Purchase: (a) none of the Purchaser, Parent and, to the Purchaser’s and Parent’s knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (b) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A hereto or any associate or majority owned subsidiary of Parent, the Purchaser or of any of the persons so listed has effected any transaction in the Shares or any other equity securities of the Company during the past sixty (60) days; (c) none of Parent, the Purchaser and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A hereto, has any agreement, arrangement or understanding with any other person with respect to the Shares or any other securities of the Company (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (d) except as disclosed in the Company’s previous SEC filings, during the two years before the date of this Offer to Purchase, there have been no transactions between Parent, the Purchaser, their subsidiaries (other than the Company) or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or any of its executive officers, directors, controlling stockholders or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (e) except for preliminary discussions between Parent and the Company in February of 2011 regarding the possibility of entering into a confidentiality agreement to discuss a potential transaction between the parties, during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Parent, the Purchaser, their subsidiaries (other than the Company) or, to Parent’s and the Purchaser’s knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

As of the date hereof, we expect that all executive officers and directors of the Company who are employees of the Purchaser Group and all persons specified in Schedule A intend to tender Shares owned by him or her pursuant to the Offer. To the best of Parent’s and the Purchaser’s knowledge, none of the Company or its executive officers, directors or affiliates (other than Parent and the Purchaser) or any person specified in Schedule A has made any public recommendation as of the date of this Offer to Purchase with respect to the Offer.

7.	Related Party Transactions.

Purchaser Group’s Acquisition of Ownership of Shares. As of March 31, 2011, Purchaser owned 6,107,838 Shares and Companion Property and Casualty Insurance Company (“CP&C”) another wholly owned subsidiary of Parent, owned 618,181 Shares, which combine to approximately 67.65% of the outstanding Shares.

The Shares acquired by BlueChoice and CP&C were purchased pursuant to exemptions from the registration requirements of federal securities laws available under Section 4(2) of the 1933 Act. Consequently, the ability of the holders to resell such Shares in the public market is subject to certain limitations and conditions. BlueChoice and CP&C purchased these Shares at share prices below market value at the respective dates of purchase in part as a consequence of the lower issuance costs incurred by the Company in the sale of these unregistered securities and in part as consequence of the restricted nature of the Shares. BlueChoice and CP&C have the right to require registration of the Shares under certain circumstances as described in the respective stock purchase agreements.

From time to time, BlueChoice has purchased additional Shares directly from other stockholders of the Company, and the Company has not been a party to those transactions. No purchases have been made by BlueChoice, CP&C or any other member of the Purchaser Group since April 30, 2004.

BlueChoice and CP&C have the option to purchase as many Shares from the Company as may be necessary for Parent and its subsidiaries in the aggregate to obtain and maintain ownership of 48% of the outstanding Shares. To the extent either BlueChoice or CP&C exercises its right in conjunction with a sale of Shares by the Company, the price to be paid by either entity is the average price to be paid by the other purchasers in that sale.

Otherwise, the price is the average closing bid price of the Shares on the ten trading days immediately preceding the election by either BlueChoice or CP&C to exercise its purchase rights. Consequently, to the extent either BlueChoice or CP&C elects to exercise any or a portion of its rights under these anti-dilution agreements, the sale of Shares to either BlueChoice or CP&C will have the effect of reducing the percentage voting interest in the Company represented by a Share. For further details, see “Special Factors — Section 1 — Background” for information regarding the Purchaser Group’s acquisition of Shares.

Commercial Relationships and Other Transactions and Arrangements. During the fiscal year ended September 30, 1994, UCI Medical Affiliates of South Carolina, Inc., the Company’s wholly owned subsidiary (“UCI-SC”) entered into an agreement with CP&C pursuant to which UCI-SC, through Doctors Care P.A., a professional corporation affiliated with the Company (“DC-SC”), acts as the primary care provider for injured workers of firms carrying worker’s compensation insurance through CP&C. All parties believe the terms of the agreement with CP&C to be no more or less favorable to UCI-SC than those that would have been obtainable through arm’s-length negotiations with unrelated third parties for similar arrangements. In addition, in 2008 the Company maintained an employee dishonesty policy with CP&C and filed a proof of loss and claim pursuant to that policy. The claim related to the fraudulent activities of the Company’s former Chief Financial Officer. The Company also filed a proof of loss and claim with another insurance carrier on a fidelity bond. The Company collected payment from the other insurance carrier on the fidelity bond in July 2010. As part of the settlement with the other insurance carrier, the Company assigned its rights to any proceeds from the claim against CP&C to the other carrier, so the Company no longer has any pending claims or active policies with CP&C.

UCI-SC, through DC-SC, provides services to members of a health maintenance organization operated by BlueChoice who have selected physicians at DC-SC as their primary care provider. The Company believes the terms of the agreement with BlueChoice to be no more or less favorable to UCI-SC than those that would have been obtainable through arm’s-length negotiations with unrelated third parties for similar arrangements.

Information regarding these agreements, transactions and arrangements, including the amounts involved, is set forth above and in the Company’s Annual Report on Form 10-K and Form 10-K/A for the year ended September 30, 2010 (collectively, the “Company Form 10-K”) filed with the SEC on December 28, 2010 and January 28, 2011, respectively, under “Certain Relationships and Related Transactions and Director Independence” and Note 12 — “Related Party Transactions” to the Notes to Consolidated Financial Statements of the Company, which sections are incorporated by reference herein.

8.	Interests of Certain Persons in the Offer.

Financial Interests. Our interests and the interests of the Purchaser Group in respect of the Offer and the merger are different from yours because we have an interest in acquiring the Shares as inexpensively as possible and you have an interest in selling your Shares for the highest possible price. The interests of our and the Purchaser Group’s respective directors and officers in the Offer and the merger may be the same as or different from your interests. For example, while in general the interests of our and the Purchaser Group’s respective directors and officers in respect of the Offer will be aligned with our interests, some of our or the Purchaser Group’s directors and officers own Shares, which they are entitled to tender in the Offer for the same price per Share that is available to you.

Executive Officers and Directors of the Company. In considering the Offer and any position taken by the Company with respect to the Offer, stockholders of the Company should be aware that certain officers and directors of the Company have interests in connection with the Offer which may present them with certain actual or potential conflicts of interest. Directors Ann T. Burnett, John M. Little, Jr., M.D., Charles M. Potok and Timothy L. Vaughn, CPA are not considered independent directors because each is or has been associated as an employee or director with the Purchaser Group. In its SEC filings, the Company has determined that Mr. Thomas G. Faulds is independent.

•	Ann T. Burnett has served as one of the Company’s directors since 2007, and currently serves as Vice President of the Health Network Services division of Purchaser. Ms. Burnett has been employed by Purchaser since 1986. In 2009 and 2010, Ms. Burnett, as an officer of Purchaser, received gross wages of $188,707 and $185,093 from Purchaser, respectively.

•

John M. Little, Jr., M.D., MBA has served as one of the Company’s directors since August 1998 and is currently the Vice President for HealthCare Services and Chief Medical Officer for Parent. Dr. Little also served in the same position at Purchaser from 1994 to 2000. In 2009 and 2010, Dr. Little, as an officer of Parent, received gross wages of $340,711 and $330,669 from Parent, respectively.

•

Charles M. Potok has served as the Company’s Chairman of the Board since February 2003, and has served as one of the Company’s directors since September 1995. From March 1984 to April 2002, he served as Executive Vice President and Chief Operating Officer of CP&C. Since 2002, he has served as President and as a director of CP&C. In 2009 and 2010, Mr. Potok, as an officer of CP&C, received gross wages of $391,391 and $388,261 from the Purchaser Group, respectively.

•

Timothy L. Vaughn, CPA has served as one of the Company’s directors since 2007, and has served as Vice President and Chief Financial Officer of the Blue Cross Blue Shield Division of Parent since November 2010. Mr. Vaughn served as Vice President and Chief Financial Officer of Purchaser from January 2000 through November 2010, and Vice President of Underwriting of Purchaser from October 2005 though July 2010. He served as TRICARE Contracts Manager for Parent from 1997 to 2000. This federal program provided healthcare benefits administration for military dependents and retirees across the nation. In 2009 and 2010, Mr. Vaughn, as an officer of Purchaser and Parent received gross wages of $158,987 and $157,195 from the Purchaser Group, respectively.

•

Thomas G. Faulds, served as President and Chief Operating Officer of the Blue Cross Blue Shield Division of Parent from 1998 until his retirement on May 1, 2007, and also served as the senior officer responsible for six subsidiaries: Purchaser; Planned Administrators, Inc.; Companion Benefits Alternatives, Inc.; Alpine Agency, Inc.; Thomas H. Cooper & Company; and CIMR, Inc. He was employed by Parent beginning in March 1972. Mr. Faulds previously served as one of the Company’s directors between August 1996 and June 2003. On December 13, 2005, the Board of Directors of the Company appointed Mr. Faulds to the Company’s Board of Directors to fill a vacancy on the board. Although Mr. Faulds is no longer an affiliate of the Purchaser Group, he has three children currently employed by the Purchaser Group.

Deferred Compensation Plan. The Company has a Deferred Compensation Plan (the Executive Nonqualified Excess Plan) for key employees of the Company. Under the Deferred Compensation Plan, key employees may defer up to 30% of their pre-tax earnings. The Company may match up to three times the employee’s contribution percentage up to a limit of 10% of the employee’s pre-tax earnings. The Company’s matching contribution vests immediately. Distributions from the Plan to the employee or their beneficiaries may occur if the employee resigns or is terminated, becomes disabled or deceased, reaches the normal retirement age of 65, or if there is a change of control of the Company. Participating employees may elect a lump-sum payment or be paid in annual installments; however, in no event may the employee receive the first payment until six months after the event which precipitated the distribution. The Offer will not constitute a change of control under the Executive Nonqualified Excess Plan. As of September 30, 2010, the account balances of Dr. Stout and Dr. Boyle under the Deferred Compensation Plan were $1,384,580 and $205,327, respectively.

Other. The Company may describe other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in the Schedule 14D-9 that is required to be filed by the Company, which you are encouraged to read before making a decision with respect to the Offer.

THE OFFER

1.	Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date. “Expiration Date” means 5:00 p.m., New York City time, on April 28, 2011, unless extended, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in “The Offer — Section 12 — Conditions of the Offer” which include, among other things, satisfaction of the Majority of the Minority Condition, which is not waivable, and the 90% Condition, which may be waived in our sole discretion. If any condition is not satisfied, we may (i) terminate the Offer, and therefore not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights,” retain all such Shares until the expiration of the Offer as so extended, (iii) waive all conditions to the Offer that remain unsatisfied (other than the Majority of the Minority Condition, which is not waivable) or otherwise amend the Offer in any respect and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn prior to the Expiration Date, or (iv) delay acceptance for payment or payment for Shares, subject to any applicable rules and regulations of the SEC, until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals.

The Purchaser Group currently beneficially owns 6,726,019 Shares, representing approximately 67.65% of the outstanding Shares. In addition, based on information in the Company’s SEC filings and information provided by the Company, the respective officers and directors of each of the Purchaser, the Purchaser Group and the Company beneficially own an aggregate of 329,843 Shares, or approximately 3.32% of the outstanding Shares. To satisfy the Majority of the Minority Condition, approximately 1,443,122 Minority Shares must be tendered in the Offer, and to satisfy the 90% Condition, at least 2,221,876 Shares, representing greater than approximately 22.35% of the outstanding Shares, must be tendered in the Offer. In connection with the Offer, Parent has entered into a Share Tender Agreement with the Bandera Group, under which the Bandera Group has agreed to tender, and not withdraw, all of the 1,358,868 Shares owned by it in the Offer (which constitutes approximately 13.67% of the Company’s Shares) in exchange for the same Offer Price per Share being offered to other Company stockholders in the Offer. The Shares owned by the Bandera Group will be counted toward the satisfaction of the Majority of the Minority Condition and the 90% Condition because the Bandera Group is not an affiliate of the Purchaser Group. See “Introduction” for additional details.

Subject to any applicable rules and regulations of the SEC, we expressly reserve the right in our sole discretion to (i) terminate the Offer if any of the conditions set forth in “The Offer — Section 12 — Conditions of the Offer” has not been satisfied, (ii) extend the Offer at any time and from time to time for any reason or (iii) waive any condition (other than the Majority of the Minority Condition, which is not waivable) or otherwise amend the Offer in any respect at any time, in each case, by giving oral or written notice of such termination, extension, waiver or amendment to the Depositary and by making a public announcement thereof.

If we decrease the percentage of Shares being sought or increase or decrease the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of ten business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period of time sufficient to allow you to consider the amended terms of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by SEC rules. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such changes in the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (1) we (i) make any change to the price at which we are offering to purchase Shares in the Offer or (ii) decrease the number of Shares purchasable in the Offer, and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to stockholders, the Offer will be extended until the expiration of such ten business day period.

If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares that are purchased pursuant to the Offer.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, subject to withdrawal rights as set forth in “The Offer — Section 4 — Withdrawal Rights.”

Any termination, extension, delay, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, we may, but are not obligated to, include a subsequent offering period to permit the tender of additional Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, we may include a Subsequent Offering Period so long as, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) we accept and promptly pay for all Shares validly tendered during the Offer, (iii) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period, (iv) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period and (v) the same form and amount of consideration is paid to stockholders in the Offer and the Subsequent Offering Period. Withdrawal rights are not available with respect to Shares tendered in a Subsequent Offering Period. If we include a Subsequent Offering Period, we may extend it from time to time.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date or the date of termination of any prior Subsequent Offering Period.

The Company has provided to us in accordance with Delaware law its registered stockholders list and security position listings. We are sending this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date.

Notwithstanding the foregoing, subject to any applicable rules and regulations of the SEC (including Rule 14(e)-1(c) under the Exchange Act), we expressly reserve the right, in our sole discretion, to delay the acceptance for payment or payment for Shares until satisfaction or waiver (where permissible) of all conditions to the Offer relating to governmental or regulatory approvals. For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see “The Offer — Section 13 — Certain Legal Matters; Regulatory Approvals.” If we decide to provide a Subsequent Offering Period, we will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period.

We will be deemed to have accepted for payment Shares tendered pursuant to the Offer when, as and if we give oral or written notice of our acceptance to the Depositary.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon deposit of such funds with the Depositary, our obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

In all cases (including during any Subsequent Offering Period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer — Section 3 — Procedure for Tendering Shares”)), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or in connection with a book-entry transfer, an Agent’s Message (as defined in “The Offer — Section 3 — Procedure for Tendering Shares”)), and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3 — Procedure for Tendering Shares.” Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or delay in making such payment.

If we do not accept for payment any Shares tendered pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates for such unpurchased or untendered Shares (or, in the case of Shares delivered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) without expense to you, promptly following the expiration, termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your right to receive payment for Shares validly tendered and accepted for payment.

3.	Procedure for Tendering Shares.

Valid Tender of Shares. To tender Shares in the Offer, either (i) the Depositary must receive prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase (a) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer, and any other documents that the Letter of Transmittal requires and (b) certificates for the Shares to be tendered or confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility, or (ii) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including through the Book-Entry Transfer Facility, is at the election and risk of the tendering stockholder and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer such Shares, and (iv) when the Shares are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of any liens, restrictions, charges or encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure described below must be complied with. “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), unless the Shares tendered are tendered (a) by the registered holder of Shares who has not completed the box labeled “Special Payment Instructions” on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary prior to the Expiration Date, you may nevertheless tender such Shares if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•

a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) prior to the Expiration Date; and

•

the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or an Agent’s Message) and any other required documents, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Backup U.S. Federal Income Tax Withholding. In order to avoid backup withholding (at a rate of 28%) on payments to you pursuant to the Offer, you must, unless an exemption applies, provide the Depositary with your correct taxpayer identification number (“TIN”) on the Substitute Form W-9 included as part of the Letter of Transmittal, certify under penalties of perjury that such TIN is correct and provide certain other verifications. If you do not provide your correct TIN, or fail to provide the required certifications, the Internal Revenue Service may impose a penalty on you, and payments of cash to you pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, corporations) are not subject to backup withholding, but may be required to provide evidence of their exemption from backup withholding. Non-U.S. stockholders should complete and sign an appropriate Form W-8 (instead of Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers of attorney, proxies and written consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney, proxies or written consents may be granted (and, if previously granted, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may determine at any annual, special or adjourned meeting of the Company’s stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, we are able to exercise immediately upon our acceptance for payment of such Shares full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s stockholders.

Determination of Validity. We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of the Purchaser, the Depositary, the

Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.	Withdrawal Rights.

Except as described in this Section 4, tenders of Shares made in the Offer are irrevocable. You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, tenders of Shares may also be withdrawn after May 30, 2011.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution through the Book-Entry Transfer Facility) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by again following any of the procedures described under “The Offer — Section 3 — Procedure for Tendering Shares.” If the Shares were tendered by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of the Shares.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn, except as otherwise provided in this Section 4. If we provide a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or to waive any such defect or irregularity or incur any liability for failure to give any such notification or waiver.

5.	Certain U.S. Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax consequences to holders of Shares whose Shares are exchanged for cash pursuant to the Offer, during a Subsequent Offering Period or in a second-step merger. This discussion is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular holder may differ depending on that holder’s particular circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax exempt organizations, banks and other financial institutions, brokers or dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion or other integrated investment or constructive sale transaction. Each holder is urged to consult such holder’s tax advisor regarding the specific U.S. federal, state, local and foreign income and other tax consequences of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period and in a second-step merger in light of such holder’s specific tax situation.

For purposes of this discussion, (a) a “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable regulations to be treated as a domestic trust and (b) a “Non-U.S. Holder” means a beneficial owner of Shares that is an individual, corporation (or other entity treated as a corporation for U.S. federal income tax purposes), trust or estate and that is not a U.S. Holder. The tax consequences of the exchange of Shares for cash pursuant to the Offer, during a Subsequent Offering Period and in a second-step merger to holders who hold Shares through a partnership or other pass-through entity generally will depend upon the status of the partner and the activities of the partnership.

U.S. Holders. A U.S. Holder’s receipt of cash for Shares pursuant to the Offer, during a Subsequent Offering Period or in a second-step merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder that receives cash in exchange for Shares pursuant to the Offer, during a Subsequent Offering Period or in a second-step merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer, during a Subsequent Offering Period or in a second-step merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the U.S. Holder has held such Shares for more than one year at the time of disposition. For U.S. federal income tax purposes, net capital gains recognized by an individual U.S. Holder (or an estate or certain trusts) upon a disposition of Shares that have been held for more than one year generally will be subject to a current maximum tax rate of 15% or, in the case of Shares that have been held for one year or less, will be subject to tax at ordinary U.S. federal income rates. Special limitations apply to the use of capital losses.

Non-U.S. Holders. A non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax with respect to gain recognized on a sale or other disposition of our common stock unless one of the following applies:

•

The gain is effectively connected with a non-U.S. holder’s conduct of a trade or business within the United States and, if an applicable tax treaty so provides, the gain is also attributable to a non-U.S. holder’s U.S. permanent establishment. In such a case, unless an applicable tax treaty provides otherwise, the non-U.S. holder generally will be taxed on its net gain derived from the sale at regular graduated U.S. federal income tax rates, and in the case of a foreign corporation, may also be subject to an additional branch profits tax as described in the “Distributions” section above.

•

A non-U.S. holder who is an individual holds our common stock as a capital asset and is present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met. In such a case, the non-U.S. holder will be subject to a flat 30-percent tax on the gain derived from the sale, which may be offset by certain U.S. capital losses realized in the taxable year of the sale or other disposition.

•

At any time during the shorter of the 5-year period ending on the date of a sale or other disposition of our stock or the period that the non-U.S. holder held our common stock, our company is classified as a United States Real Property Holding Corporation and, if our common stock is treated as “regularly traded on an established securities market,” only if the non-U.S. holder owns or is treated as owning more than 5-percent of our common stock at any time within such period. A United States Real Property Holding Corporation is generally defined as a corporation, the fair market value of whose real property interests equals or exceeds 50-percent of the total fair market value of (i) its U.S. real property interests, (ii) its interests in real property located outside the United States, and (iii) any other of its assets used or held for use in a trade or business. We believe that we are not and do not anticipate becoming a United States Real Property Holding Corporation for U.S. federal income tax purposes.

Backup Withholding. A stockholder who disposes of Shares in the Offer, during a Subsequent Offering Period or in any second-step merger may be subject to backup withholding at a rate of 28% unless certain information is provided to the Depositary or an exemption applies. See “The Offer — Section 3 — Procedure for Tendering Shares.”

6.	Price Range of Shares; Dividends; Offer Price Premium.

Until October 19, 1998, the Shares were traded on the NASDAQ SmallCap Market under the symbol UCIA. On October 20, 1998, the Shares were delisted from trading on the NASDAQ SmallCap Market as a consequence of the Company’s failure to meet certain quantitative requirements under the National Association of Securities Dealers’ expanded listing criteria. Subsequent to October 20, 1998, trading in the Shares was conducted through the Over-the-Counter Bulletin Board, which we refer to as the “OTCBB.” On February 13, 2009, the Shares were delisted from the OTCBB as a result of the Company’s failure to file an Annual Report on Form 10-K with the SEC. Since February 13, 2009, the Shares have traded on the Pink OTC Markets Inc., commonly referred to as the “pink sheets,” and now more recently renamed as the OTCQB platform of OTC Markets Group Inc.

The following table sets forth, for the applicable periods, the intraday high and low bid prices per Share on the pink sheets and OTCQB, as reported in the Company Form 10-K, and as quoted in published financial sources for bid prices subsequent to September 30, 2010:

	High	Low
Fiscal Year Ended September 30, 2009
Third Quarter (04/01/09 – 6/30/09)	$3.00	$0.75
Fourth Quarter (07/01/09 – 09/30/09)	$2.75	$1.01

Fiscal Year Ended September 30, 2010
First Quarter (10/1/09 – 12/31/09)	$2.60	$1.56
Second Quarter (01/01/10 – 03/31/10)	$2.75	$1.91
Third Quarter (04/01/10 – 6/30/10)	$2.69	$1.15
Fourth Quarter (07/01/10 – 9/30/10)	$2.45	$1.45

Fiscal Year Ended September 30, 2011
First Quarter (10/1/10 – 12/31/10)	$3.00	$1.86
Second Quarter (01/01/11 – 3/28/11)	$6.45	$2.60

On March 14, 2011, the day we filed an amended Schedule 13D indicating our intent to acquire all the Shares of the Company, the last bid price of the Shares quoted on the OTCQB was $2.70 per Share. The offer price of $6.50 represents a significant premium to the historical sales prices for the Shares of the Company. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

The Company has not paid cash dividends on its common stock since its inception and has not indicated any current plans to declare cash dividends in the foreseeable future.

•	The Offer Price represents a premium of approximately:

•

241% over the last bid price of the Shares on March 14, 2011, the last trading day prior to the date on which we filed an amended Schedule 13D indicating our intent to acquire all the Shares of the Company;

•

241% over the one week mean last bid price of the Shares as of the last trading day prior to the date on which we filed an amended Schedule 13D indicating our intent to acquire all the Shares of the Company;

•

237% over the one month mean last bid price of the Shares as of the last trading day prior to the date on which we filed an amended Schedule 13D indicating our intent to acquire all the Shares of the Company;

•

242% over the three month mean last bid price of the Shares as of the last trading day prior to the date on which we filed an amended Schedule 13D indicating our intent to acquire all the Shares of the Company; and

•

260% over the six month mean last bid price of the Shares as of the last trading day prior to the date on which we filed an amended Schedule 13D indicating our intent to acquire all the Shares of the Company.

•	Prior to our announcement to acquire the Shares at $6.50 per Share the previous 52 week high last bid price for the Shares was $2.99.

The Purchaser Group did not make an independent valuation or appraisal of the assets or liabilities of the Company, nor was Parent provided with any such valuation or appraisal by an outside financial advisor.

7.	Possible Effects of the Offer on the Market for the Shares; OTCQB Quotations; Registration under the Exchange Act; Margin Regulations.

If we consummate the Offer and a second-step merger in which we or the Purchaser Group acquire all of the outstanding Shares, then the Shares will no longer be traded on the OTCQB platform and will be deregistered under the Exchange Act. There will no longer be a public market for the Shares (all of which will be owned by the Purchaser Group).

In the event that the Offer is consummated but we are not able thereafter to consummate a merger in which we acquire all of the Shares, the effects described below may occur.

Possible Effects of the Offer on the Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer. For additional information regarding the effects of the Offer, see “Special Factors — Section 3 — Effects of the Offer.”

The OTCQB. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued trading on the OTCQB. To be quoted on the OTCQB, issuers must be current in their reporting obligations to the SEC or a U.S. banking or insurance regulator. However, issuers are not required to meet any financial or qualitative standards to be quoted on the OTCQB. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares are no longer quoted on the OTCQB, the market for the Shares could be adversely affected. In the event the Shares were no longer quoted on the OTCQB, price quotations for the Shares might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration may be terminated upon filing the appropriate forms with the SEC if the Shares are no longer held by 300 or more holders of record, which is currently the case, as well as satisfaction of certain other conditions. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities”. We believe that the purchase of the Shares pursuant to the Offer would not change the Company’s eligibility for deregistration under the Exchange Act because there are currently fewer than 300 holders of record. It would be our intention to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer and the requirements for termination of registration of the Shares are met.

If registration of the Shares under the Exchange Act is not terminated prior to any second-step merger, then the registration of the Shares under the Exchange Act and the trading of the Shares on the OTCQB would be terminated upon completion of a second-step merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing, following the purchase of Shares pursuant to the Offer the Shares might no longer constitute “margin securities” and, therefore, could no longer be used as collateral for loans made by brokers.

8.	Certain Information Concerning the Company.

Except for the information contained in the “Special Factors” section, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, the Purchaser, the Information Agent and the Depositary have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of Parent, the Purchaser, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Information Agent and the Depositary.

General. The Company is a Delaware corporation with principal executive offices at 1818 Henderson Street Columbia, SC 29201, (803) 782-4278. The Company provides non-medical management and administrative services for a network of 67 freestanding medical centers, 66 of which are located throughout South Carolina and one is located in Knoxville, Tennessee (43 operating as Doctors Care in South Carolina, one as Doctors Care in Knoxville, Tennessee, 20 as Progressive Physical Therapy Services in South Carolina, one as Luberoff Pediatrics in South Carolina, one as Carolina Orthopedic & Sports Medicine in South Carolina and one as Doctors Wellness Center in South Carolina). Its website is located at www.ucimedinc.com. The information contained on the Company’s website is not incorporated by reference herein and does not form a part of this Offer to Purchase.

Financial Information. The following tables set forth summary historical consolidated financial data for the Company as of and for each of the years ended September 30, 2010 and 2009 and for the three month periods ended December 31, 2010 and 2009. The selected financial data and the per Share data set forth below are extracted from, and should be read in conjunction with, the consolidated financial statements and other financial information contained in the Company Form 10-K and Company Form 10-Q. More comprehensive financial information is included in such reports (including Management’s Discussion and Analysis of Financial Condition and Results of Operations) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 of Part II of the Company Form 10-K and included in Item 1 of Part I of the Company Form 10-Q and Item 1 of the Company’s Form 10-Q for the quarter ended December 31, 2009, are hereby incorporated by reference in this Offer to Purchase. The reports may be examined and copies may be obtained from the SEC in the manner described under “— Additional Information” below.

	STATEMENTS OF INCOME DATA
	Years ended September 30,		Three Months ended December 31,
	2010	2009	2010	2009
Revenues	$86,905,329	$80,350,452	$22,112,826	$21,868,730
Operating expenses	71,574,779	63,613,355	17,903,954	18,172,658

Operating margin	15,330,550	16,737,097	4,208,872	3,696,072
General and administrative expenses	13,021,060	12,472,412	3,192,747	3,314,419

Income from operations	2,309,490	4,264,685	1,016,125	381,653
Recovery of misappropriation loss	2,732,840	776,672	—	—

Income before income taxes	5,042,330	5,041,357	1,016,125	381,653
Income tax expense	1,906,370	1,946,468	396,785	147,356

Net income	$3,135,960	$3,094,889	619,340	234,297

Basic earnings per share	$0.32	$0.31	0.06	0.02

Basic weighted average common shares outstanding	9,934,072	9,941,544	9,934,072	9,934,072

Diluted earnings per share	$0.32	$0.31	0.06	0.02

Diluted weighted average common shares outstanding	9,934,072	9,941,544	9,934,072	9,934,072

	BALANCE SHEET DATA
	As of September 30,		As of December 31,
	2010	2009	2010	2009
Working capital	$5,347,998	$3,220,224	$5,337,379	3,625,371
Property and equipment, net	14,747,283	14,203,029	15,479,098	14,014,004
Capital leases, net	12,488,271	13,279,797	12,240,388	13,071,921
Total assets	47,052,485	45,917,358	48,205,173	45,328,234
Long-term debt, including current portion	3,580,618	4,545,278	3,332,209	4,316,387
Capital lease obligations, including current portion	13,723,418	14,050,450	13,643,938	13,950,608
Stockholders’ equity	$20,647,483	$17,511,523	$21,266,823	$17,745,820

Additional Information. The Company is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

9.	Certain Information Concerning the Purchaser and Parent.

The Purchaser is a corporation organized under the laws of South Carolina, with principal executive offices at Mail Code AA270, I-20 at Alpine Road, Columbia, South Carolina 29219. It was incorporated by Parent in 1984 for the purpose of providing health care insurance products and services to South Carolinians through a health maintenance organization. The telephone number of the Purchaser’s principal executive offices is (803) 264-3552. The Purchaser is a wholly owned subsidiary of Parent.

Parent is a mutual insurance company organized under the laws of the state of South Carolina and an independent licensee of the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans, with principal executive offices at Blue Cross and Blue Shield of South Carolina, Mail Code AA270, I-20 at Alpine Road, Columbia, South Carolina 29219. The telephone number of its principal executive offices is (803) 788-0222. The principal business of Parent comprises more than 40 companies involved in health insurance services, U.S. Department of Defense TRICARE health program, Medicare contracts, other insurance and employee benefits services, and a philanthropic foundation that funds programs to improve health care and access to health care for South Carolinians. Its website is located at www.SouthCarolinaBlues.com. The information contained on this website is not incorporated by reference herein and does not form a part of this Offer to Purchase.

The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Parent and the Purchaser, and certain other information, are set forth on Schedule A hereto.

Neither Parent nor Purchaser, and, to Parent’s and the Purchaser’s knowledge, the persons listed in Schedule A to this Offer to Purchase has been (a) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

The Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see “Special Factors — Section 5 — Dissenters’ Appraisal Rights.”

10.	Source and Amount of Funds.

We estimate that we will need approximately $21.2 million to purchase all Shares validly tendered in the Offer, to pay related fees and expenses and to pay consideration for the acquisition of all Shares that are not tendered in the Offer and to satisfy equity awards required to be paid out in connection with the Offer or any second step merger, if any. Parent, or another member of the Purchaser Group, will provide all of such funds from cash on hand. The Offer is not subject to a financing condition.

11.	Dividends and Distributions.

If, on or after March 31, 2011, the Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under “The Offer — Section 12 — Conditions of the Offer,” we may, in our sole discretion, make such adjustments in the purchase price and other terms of the Offer as we deem appropriate, including the number or type of securities to be purchased.

If, on or after March 31, 2011, the Company should declare or pay any dividend or other distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase any securities) that is payable or distributable to stockholders of record on a date prior to the transfer to our name, or to our nominee or transferee, on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to our rights under “The Offer — Section 12 — Conditions of the Offer,” (i) the purchase price per Share payable by us pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer or (b) be exercised for our benefit at our direction, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as we determine in our sole discretion.

12.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any Shares tendered in the Offer and may terminate or amend the Offer if:

(A) prior to the expiration of the Offer, the Majority of the Minority Condition or the 90% Condition (or both) has not been satisfied, or

(B) at any time on or after the date of this Offer to Purchase, and prior to the payment for such Shares, any of the following conditions exist:

(i) there is instituted or pending any action or proceeding by any government or governmental authority or agency, domestic, foreign or supranational, (a) seeking to make illegal, to restrain or to prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by us or any of our subsidiaries or affiliates or the consummation by us or any of our subsidiaries or affiliates of any second-step merger or other business combination involving the Company, (b) seeking to restrain or prohibit in any material respect the exercise of our full rights of ownership or operation by us or any of our subsidiaries or affiliates of all or a material portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries or to compel us or any of our subsidiaries or affiliates to dispose of or hold separate all or a material portion of our business or assets or that of the Company or any of our or the Company’s respective subsidiaries, (c) seeking to impose or confirm material limitations on our ability or that of any of our subsidiaries or affiliates effectively to exercise full rights of ownership of the Shares including, without limitation, the right to vote any Shares acquired or owned by us or any of our subsidiaries or affiliates on all matters properly presented to the Company’s stockholders or (d) seeking to require divestiture by us or any of our subsidiaries or affiliates of any Shares; or

(ii) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer, the acceptance for payment of or payment for Shares, or any second step merger transaction or other business combination involving the Company, by any court, government or governmental authority or agency, domestic, foreign or supranational, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (a) through (d) of paragraph (i) above; or

(iii) there shall have occurred and be continuing a Company Material Adverse Effect (as defined below); or

(iv) the Company has (a) split or combined, or authorized the split or combination, of the Shares; (b) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares; (c) issued or sold, or authorized the issuance or sale of, any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing (other than options, restricted stock or similar grants to existing employees that have been authorized under the Company’s equity incentive plan and any exercise of any such grants); (d) permitted the issuance or sale of any shares of any class of capital stock or other securities of any subsidiary of the Company (other than to the Company or a subsidiary of the Company and other than pursuant to options, warrants or similar rights outstanding on the date of this Offer to Purchase); (e) declared or paid any dividend or other distribution on Shares; (f) authorized or publicly announced its intent to enter into or entered into an agreement with respect to or effecting any merger, consolidation, liquidation, dissolution or business combination involving the Company or, to the extent material to the Company and its subsidiaries taken as a whole, any of its subsidiaries (other than any such transaction with Parent, the Purchaser or one of their affiliates); or (g) except as authorized prior to the date of this Offer to Purchase, entered into or amended any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business so as to provide for increased benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by us or our consummation of any second step merger transaction or other business combination involving the Company.

The term “Company Material Adverse Effect” means a material adverse effect on the business, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, provided, however, that any adverse effect resulting from one of the following shall not be deemed (either alone or in combination) to constitute, and shall not be taken into account in determining whether there has been, such a material adverse change: (1) the announcement or pendency of the Offer or any of the other transactions contemplated by this Offer to Purchase, (2) any act of terrorism or war, or any armed hostilities, anywhere in the world, (3) general conditions in the industry or industries in which the Company and its subsidiaries operate, provided such change does not disproportionately affect the Company, (4) any legal proceeding made or brought by any holder of Shares (on any holder’s own behalf or on behalf of the Company) arising out of or related to the Offer or any of the other transactions contemplated by this Offer to Purchase, (5) legal, accounting, investment banking or other fees or expenses incurred in connection with the Offer or any of the other transactions contemplated by this Offer to Purchase or (6) any action taken by the Purchaser or its affiliates.

The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser, in its sole discretion, regardless of the circumstances (including any action or omission by any member of the Purchaser Group) giving rise to any such condition, at any time prior to the expiration of the Offer (and thereafter in relation to any conditions to the Offer dependent upon the receipt of governmental or regulatory approvals). Our failure at any time to exercise our rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time prior to the expiration of the Offer (or thereafter in relation to any condition dependent upon the receipt of governmental or regulatory approvals). The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Subject to applicable law (including determinations of a court of competent jurisdiction), any determination made by us concerning the events described in this Section 12 shall be final and binding on all parties.

13.	Certain Legal Matters; Regulatory Approvals.

Requirements for a Merger. If following the consummation of the Offer (after contribution by the other members of the Purchaser Group of all Shares held by them to the Merger Subsidiary) the Purchaser Group owns 90% or more of the outstanding Shares, the Purchaser Group intends to consummate, as soon as reasonably practicable, a second-step merger with the Company in which all outstanding Shares not owned by the Purchaser Group will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest. Under Delaware law, if the Purchaser Group owns 90% or more of the outstanding Shares, the

Purchaser Group would be able to effect a second-step merger under the short-form merger provisions of Delaware law without a vote of, or prior notice to, the Board or stockholders.

If following the consummation of the Offer the Purchaser Group would not own 90% or more of the outstanding Shares, the Purchaser Group will review its options, including determining whether or not to consummate the Offer and evaluating whether or not to pursue a merger or any other transaction with the Company. While we may decide otherwise in the future, if we elect to waive the 90% Condition and acquire the tendered Shares, we may thereafter seek to enter into a merger agreement with the Company providing for a merger with the Company in which all remaining public stockholders would receive the same price per Share as was paid in the Offer provided that (i) the Purchaser Group has not otherwise acquired at least 90% of the outstanding Shares (in which case the Purchaser Group would consummate a short-form merger) and (ii) the Company agrees to enter into a merger agreement with us containing such terms and conditions reasonably acceptable to both the Company and us.

Regulatory Approval — General. Based on our examination of publicly available information filed by the Company with the SEC, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 12 — Conditions of the Offer.”

U.S. Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer or any second- step merger is subject to such requirements because the Purchaser Group currently owns Shares representing more than 50% of the outstanding Shares, which means that the Purchaser Group is already in “control” of the Company for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and any second-step merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or any second-step merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Purchaser Group or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or any second-step merger will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or any second-step merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. We do not know whether any of these laws will, by their terms, apply to the Offer or any second-step merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any second-step merger, we believe that there are reasonable bases for contesting the application of such laws.

14.	Fees and Expenses.

We have retained Okapi Partners LLC to act as the Information Agent and Continental Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or any other person (other than the Information Agent and the Depositary) in connection with soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials relating to the Offer to their customers.

The Purchaser Group will also incur fees and expenses in connection with the second-step merger, which cannot be determined as of the date of this Offer to Purchase. In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by any member of the Purchaser Group.

15.	Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If we become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute. If, after a good faith effort, we cannot comply with the statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, holders of Shares in the relevant jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent, Purchaser Group or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC a Tender Offer Statement on Schedule TO in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnished therein certain additional information with respect to the Offer. We may file amendments to our Schedule TO. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under “The Offer — Section 8 — Certain Information Concerning the Company.”

BlueChoice HealthPlan of South Carolina, Inc.

March 31, 2011

SCHEDULE A

DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND THE PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent and Purchaser are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent. To the knowledge of Parent, each of the executive officers and directors listed below is a citizen of the United States of America. The business address of each such person is Mail Code AA270, I-20 @ Alpine Road, Columbia, SC 29219, unless indicated otherwise.

PARENT

Name	Current Principal Occupation or Employment and Five-Year Employment History
David S. Pankau*	Mr. Pankau has been Chief Executive Officer and President of Parent since August 2010. Prior to that he served as President and Chief Operating Officer of Parent beginning in August 2009. From May 2007 to August 2009, he was the President and Chief Operating Officer of the BlueCross BlueShield Division of Parent. From June 2004 to May 2007, Mr. Pankau served as Senior Vice President of Parent. He has been a Director of Parent since December 2010.

M. Edward Sellers*	Mr. Sellers is Chairman of the Board of Parent and has served in that capacity since 2001. From 2001 to 2010, he was also Chief Executive Officer of Parent. He has been a Director of Parent since 1989.

Robert A. Leichtle	Mr. Leichtle has been Executive Vice President, Chief Financial Officer and Treasurer of Parent since 1987.

James A. Deyling	Mr. Deyling has been President of the Blue Cross Blue Shield Division of Parent since May 2010. Prior to that, beginning in 1992, he was Vice President of Parent.

Bruce W. Hughes	Mr. Hughes has been President of the Government Programs Division of Parent since January 2010. From 2005 to January 2010, he was President of Palmetto GBA, LLC, a wholly owned subsidiary of Parent.

Stephen K. Wiggins	Mr. Wiggins has been Executive Vice President and Chief Information Officer of Parent since 2007. From 1997 to 2007, he was Senior Vice President and Chief Information Officer.

Judith M. Davis	Ms. Davis has been Executive Vice President, Chief Legal Officer and Corporate Secretary of Parent since 2010. From 2007 to 2010, she was Executive Vice President and Chief Legal Officer of Parent. From 1995 to 2007, she was Vice President and General Counsel of Parent.

Bill L. Amick*	Since 2006, Mr. Amick has been Chairman and Chief Executive Officer of the Amick Company, a real estate development company in Batesburg-Leesville, South Carolina. He has been a Director of Parent since 1997.

Helen E. Clawson*	Mrs. Clawson has been a self-employed attorney since 2006. From 1981 to 2006, she was a South Carolina County Magistrate Judge. She has been a Director of Parent since 1979.

A-1

Name	Current Principal Occupation or Employment and Five-Year Employment History
Merl F. Code*	Mr. Code has been an attorney with Ogletree, Deakins, Nash, Smoak & Stewart, P.C. in Greenville, South Carolina since 2005. He has been a Director of Parent since 2000.

Harry R. Easterling*	Since 1984, Mr. Easterling has been an attorney with Goldberg &Easterling, P.A in Bennettsville, South Carolina. He has been a Director of Parent since 1980.

John G. Foos*	Mr. Foos has been retired since 2008. Prior to retirement, from 1989 to 2008, he served as Senior Vice President and Chief Financial Officer of Independence Blue Cross. He has been a Director of Parent since February 2011.

E. Erwin Maddrey II*	Mr. Maddrey has been President of Maddrey and Associates, an investment and consulting firm, since 2000. He has been a Director of Parent since 1985.

Robert V. Royall*	Mr. Royall has been retired since 2003. Immediately prior to retirement, he served in the United States Department of State as the Ambassador to Tanzania. He has been a Director of Parent since 2004.

Minor M. Shaw*	Ms. Shaw has been the President of Micco Corporation, a family investment corporation, since 1985. She has been a Director of Parent since 2007.

Joseph F. Sullivan*	Mr. Sullivan is retired and has been Chairman Emeritus and Lead Director of Parent since 2001. He has been a Director of Parent since 1985.

John M. Trask, Jr.*	Mr. Trask is a businessman and has been President of First Carolina Corporation of S.C. since 1979. He has been a Director of Parent since 1980.

*	Directors

PURCHASER

Name	Current Principal Occupation or Employment and Five-Year Employment History
David S. Pankau*	Mr. Pankau is Chairman of the Board of Directors of Purchaser. His business experience is discussed above.

M. Edward Sellers*	Mr. Sellers is a Director of Purchaser. His business experience is discussed above.

Joseph F. Sullivan*	Mr. Sullivan is a Director of Purchaser. His business experience is discussed above.

Judith M. Davis*	Ms. Davis is a Director of Purchaser. Her business experience is discussed above.

James A. Deyling*	Mr. Deyling is a Director of Purchaser. His business experience is discussed above.

Mary P. Mazzola Spivey*	Ms. Spivey has been President and Chief Operating Officer of Purchaser since 2006. She is also a Director of Purchaser.

Robert A. Leichtle	Mr. Leichtle is Treasurer of Purchaser. His business experience is discussed above.

Duncan S. McIntosh	Mr. McIntosh is the Secretary of Purchaser. He has been Vice President and General Counsel of Parent since 2007. From 1996 to 2007, he was Senior Deputy General Counsel.

*	Directors

A-2

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the ownership of Shares as of March 23, 2011, by the Purchaser Group and, to the knowledge of Parent, the only other beneficial owner of more than 5% of the outstanding Shares. The table also sets forth, to the knowledge of Parent, the beneficial ownership of certain related persons, including the officers and directors of the Company, and includes the securities transactions by those persons of Shares during the 60 days prior to the date of this Offer to Purchase:

	Securities Ownership
5% or More Beneficial Owner	Number	Percent (1)(2)	Securities Transactions in Past 60 Days
The Purchaser Group(3)	6,726,019	67.65%	—
The Bandera Group	1,358,868	13.67%	—

Company Directors and Officers
Harold H. Adams, Jr.	2,500	*	—
Joseph A. Boyle, CPA(4)	3,068	*	3,068
Ann T. Burnett	—	0%	—
Jean E. Duke, CPA	2,000	*	—
Thomas G. Faulds	5,000	*	—
John M. Little, Jr., M.D.	—	0%	—
Charles M. Potok	5,000	*	—
Timothy L. Vaughn, CPA	—	0%	—
D. Michael Stout, M.D.(4)	312,275	3.14%	4,965
Company Directors and Officers as a group	329,843	3.32%

*	Less than 1%.
(1)	Based on 9,942,105 outstanding Shares of the Company’s common stock as of March 23, 2011 according to the Company Form 10-Q and Form 4s filed with the SEC on March 23, 2011.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.
(3)	The Shares reflected in the table are held of record by wholly owned subsidiaries of Parent: 6,107,838 Shares are held by Purchaser and 618,181 Shares are held by CP&C.
(4)	Based on information from Form 4s filed with the SEC on March 23, 2011, Dr. Stout and Mr. Boyle were granted 4,965 and 3,068 Shares, respectively, on February 14, 2011.

B-1

SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Attn: Reorganization Dept.

17 Battery Place, 8th Floor

New York, NY 10004

By Facsimile:

(For Eligible Institutions Only)

(212) 616-7610

Confirm Facsimile Transmission:

(212) 509-4000 ext. 536

If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can contact the Information Agent at its addresses and telephone number set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

437 Madison Avenue, 28th Floor

New York, New York 10022

Stockholders may call toll free (855) 208-8901

Banks and Brokers may call collect (212) 297-0720

Email: info@okapipartners.com